================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         COMMISSION FILE NUMBER: 0-12185

                            DAUGHERTY RESOURCES, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


  PROVINCE OF BRITISH COLUMBIA                            NOT APPLICABLE
-------------------------------                         -------------------
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)


     120 PROSPEROUS PLACE, SUITE 201
           LEXINGTON, KENTUCKY                                 40509
----------------------------------------                    ----------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)


                                 NOT APPLICABLE
                              (FULL TITLE OF PLAN)

             WILLIAM S. DAUGHERTY, 120 PROSPEROUS PLACE, SUITE 201,
                           LEXINGTON, KENTUCKY 40509
             ------------------------------------------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

   TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE: (606) 263-3948
                                                               ----------------

                         CALCULATION OF REGISTRATION FEE


                                                          Proposed maximum          Proposed maximum        AMOUNT OF
Title of each class of securities   Amount of shares     offering price per        aggregate offering     REGISTRATION
        to be registered            to be registered            share                     price              FEE (1)
---------------------------------   ----------------     ------------------        -------------------    ------------
Common Stock, without par
value per share.................           7,170                $2.06                    $14,770.00               $4.11
Resale of Option Shares.........         135,000                $0.38                    $51,300.00              $14.26
                                         -------                -----                    ----------              ------
Total                                    142,170                                         $66,070.00              $18.37
                                         =======                =====                    ==========              ======



(1) The registration fee applies to all of the shares of the Common Stock to be issued as a result of this Registration Statement.



================================================================================

                            DAUGHERTY RESOURCES, INC.
                DOCUMENTS CONSTITUTING A SECTION 10(a) PROSPECTUS
                  PURSUANT TO A FORM S-8 REGISTRATION STATEMENT

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Daugherty Resources, Inc. (the "Company") with the Securities and Exchange Commission, the following shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933:

         1. General Plan Information.

                  (a) The following letter agreements (the "Letter Agreements") between the Company and Norman T. Reynolds, Esq., and Howard C. Jenkins (the "Participants") with respect to the payment of fees and expenses and the shares of the Company's common stock, without par value per share (the "Securities"), and the price per share at which the Securities are to be issued to the Participants in payment of fees and expenses are more fully described in Exhibits "A" and "B" attached hereto and incorporated herein by reference for all purposes:

                                       Fees and          Price per       Number of
Name                                   Expenses            Share          Shares
----                                  ----------           -----          ------
Norman T. Reynolds, Esq.              $14,770.00           $2.06            7,170
Howard C. Jenkins (1)                  51,300.00           $0.38          135,000
                                      ----------                          -------
Total                                 $66,070.00                          142,170
                                      ==========                          =======


(1) The shares for Howard C. Jenkins are the resale of such shares upon the exercise of the options covering 135,000 shares.

                  (b) The Letter Agreements and the minutes containing the resolutions of the Board of Directors of the Company authorizing same constitute an employee benefit plan as described in Rule 405 promulgated under the Securities Act of 1933 (the "Plan"). The Securities will be offered pursuant to the Plan.

                  (c) The general nature and purpose of the Plan is allow for the payment of fees due and owing by the Company to the Participants in the form of the Company's registered Securities. The Plan will terminate as soon after October 31, 2004 as the Securities called for in the Plan have been issued to the Participants, which date will not exceed December 31, 2004. It is not contemplated that the Plan will be subject to modification or extension.

                  (d) The Plan does not have any administrators. However, the Participants may contact the Company at the address or telephone number described in Paragraph 11 below to obtain additional information about the Plan.

                  (e) The Plan is not subject to the Employee Retirement Income Security Act of 1974. The Participants are consultants or advisers who have provided provide bona fide services to the Company, none of such services being in connection with the offer or sale of Securities of the Company in a capital-raising transaction.

         2. Securities to be Offered. The Securities to be offered pursuant to the Plan are shares of the Company's common stock, without par value per share. The common stock of the Company has been registered under Section 12 of the Securities Exchange Act of 1934.

         3. Employees Who May Participate in the Plan. Only the Participants described above may participate in the Plan.

         4. Purchase of Securities Pursuant to the Plan and Payment for Securities Offered.

                  (a) Each Participant may participate in the Plan only for so long as it takes to file the Registration Statement and issue the Securities to the Participants as called for herein. Thereafter, no Participant shall have any further interest in the Plan. The only Securities to be purchased by a Participant are described herein or in a Participant's particular Letter Agreement. The purchase price per share of the Company's Securities for each of the Participants is as set forth above.

                  (b) Payment for the Securities to be purchased by any of the Participants pursuant to the Plan will be the extinguishment of any further liability by the Company to any such Participant with respect to the obligations described herein.

                  (c) There will be no reports delivered to the Participants as to the amounts and status of their accounts.

                  (d) The Securities will be issued to the Participants, who may sell the Securities in the open market. The Company will receive no fees or other compensation for the Securities other than the extinguishment of the debts to the Participants as described herein.

         5. Resale Restrictions. There will be no restrictions on the resale of the Securities by the Participants.

         6. Tax Effects of Plan Participation. The receipt of the Securities by the Participants will be the receipt of ordinary income since the Securities will have been received by the Participants in exchange for services. Consequently, the Participants will be taxed currently for the value of the Securities pursuant to Section 61 of the Internal Revenue Code of 1986, as amended.

         7. Investment of Funds. There is no provision under the Plan whereby the Participants may direct the investment of all or any part of the assets under the Plan.

         8. Withdrawal From the Plan; Assignment of Interest. No Participant will be able to withdraw from, terminate, or assign its interest in the Plan.

         9. Forfeitures and Penalties. There is no event which could, under the Plan, result in a forfeiture by, or a penalty to, a Participant.

         10. Charges and Deductions, and Liens Therefor. There are no charges and deductions that may be made against the Participants, the Securities, or assets of the Plan, or the creation of any lien on any funds, securities, or other property held under the Plan.

         11. Information Contained in the Registration Statement. The Company shall furnish to the Participants, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of the Registration Statement, all of such documents being incorporated by reference in this Section 10(a) Prospectus. The Company shall also furnish to the Participants, without charge, upon written or oral request, any other documents required to be delivered to employees of the Company pursuant to Rule 428(b) promulgated under the Securities Act of 1933. Any such request should be directed to the Company at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, telephone (606) 263-3948, and telecopier (606) 263-4228.

         12. Information Currently Furnished. Each Participant has been furnished with a copy of the Company's Form 10-KSB for the fiscal year ended December 31, 1998.

         13. Information to be Furnished in the Future. The Company shall deliver to each Participant copies of all reports, proxy statements and other communications distributed to its security-holders generally, and such material shall be sent or delivered no later than the time that it is sent to security-holders of the Company.

Attachments:

Exhibit      "A"  -   The Letter Agreement for Norman T. Reynolds, Esq.
Exhibit      "B"  -   The Letter Agreement for Howard C. Jenkins

                                                                     EXHIBIT A

                               NORMAN T. REYNOLDS
                                 Attorney at Law
                             Post Office Box 131326
                            Houston, Texas 77219-1326
                            Telephone: (713) 621-1977
                           Telecopier: (713) 621-0230
                        E Mail: ntreynolds@compuserve.com

                                 August 5, 1999


Mr. William S. Daugherty
Daugherty Petroleum, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

         Re: Invoices of Norman T. Reynolds and Form S-8 Registration Statement

Dear Bill:

         As we discussed, I agree to take shares of the common stock of Daugherty Resources, Inc. in payment of all fees and expenses currently due and owing to me, which total $14,770, and which will be registered pursuant to a Form S-8 Registration Statement. It is understood that the stock I will receive will be valued at $2.06 per share and, as a result, I will receive 7,170 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.

                                                   Very truly yours,

                                                   /s/ Norman T. Reynolds
                                                   ---------------------------
                                                   Norman T. Reynolds

                                                                      EXHIBIT B

                                HOWARD C. JENKINS
                                2333 Eldger Drive
                               Plano, Texas 75025
                            Telephone: (972) 491-2618
                           Telecopier: (972) 491-2619

                                  March 2, 1999



Mr. William S. Daugherty, President/CEO
Daugherty Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

         Re:      Merger/Acquisition Consulting Agreement
                  with Daugherty Resources, Inc.

Dear Bill:

         Formalizing our earlier discussion, this is to acknowledge and confirm the terms of this Finder's Fee Agreement (the "Agreement") as follows:

         1. Appointment of Howard C. Jenkins. Daugherty Resources, Inc. (the "Company") hereby engages Howard C. Jenkins ("Jenkins"), and Jenkins hereby agrees to render services to the Company as a merger/acquisition consultant.

         2. Duties of Jenkins. By way of specific services, Jenkins will:

                  (a) Review and analyze all aspects of the Company's goals and make recommendations on feasibility and achievement of desired goals;

                  (b) Aggressively seek acquisitions for the purpose of improving the financial position and operating results of the Company; and

                  (c) Assist the Company in the introduction and negotiations pertaining to any capital debt equity or potential joint venture partners the Company may require. Such arrangement will be under separate agreement and for separate compensation.

         3. Duties of the Company.

                  (a) The Company shall supply Jenkins, on a regular and timely basis, with approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising Jenkins of any facts which would affect the accuracy of any prior data and information previously supplied to Jenkins so Jenkins may take corrective action.

                  (b) The Company shall promptly supply Jenkins with full and complete copies of all filings with the federal and state securities agencies; full and complete copies of all stockholder reports and communications, whether or not prepared with Jenkins' assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

Mr. William S. Daugherty
March 2, 1999
Page 2


                  (c) The Company shall promptly notify Jenkins of the filing of any registration statement for the sale of securities and of any other event which imposes any restrictions on publicity.

                  (d) The Company shall contemporaneously notify Jenkins if any information or data being suppled to Jenkins has not been generally released or promulgated.

         4. Term. The term of this Consulting Agreement shall be for a five year period commencing on the date hereof and Jenkins agrees for a period of at least four months from the date hereof to commit a predominant amount of its time to the affairs of the Company as contemplated hereby.

         5. Compensation/Finders' Fee. As compensation for its services hereunder, Jenkins shall receive options to purchase 135,000 shares of common stock of the Company at the purchase price of $0.38 per share.

         6. Confidentiality. Jenkins will not disclose to any other person, firm or corporation, nor use for his own benefit during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Jenkins in the course of his performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications). Any financial advice rendered by Jenkins pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of the Company.

         7. Indemnification. The Company agrees to indemnify and hold Jenkins harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not Jenkins is a party to such dispute. This indemnity shall not apply, however, and Jenkins shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities (a) arising in connection with any action, claim or judgment made or assessed against Jenkins, or any affiliate, employee or agent of Jenkins, by any state or federal securities commission or authority (including, without limitation, the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.) with respect to the issuance or exercise of the options or the issuance, transfer or registration of the shares, or (b) whether a court of competent jurisdiction has made a final determination that Jenkins engaged in gross recklessness and willful misconduct in the performance of his services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply, and the Company shall perform its obligations hereunder to reimburse Jenkins for his expenses.) The provisions of this Paragraph 7 shall survive the termination and expiration of this Consulting Agreement.

         8. Independent Contractor. Jenkins and the Company hereby acknowledge that Jenkins is an independent contractor. Jenkins shall not hold himself out as, nor shall he take any action from which others might infer, that he is an agent of or a joint venturer of the Company.

         9. Miscellaneous. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understands and agreements between the parties. This Consulting Agreement shall be governed by the laws of the State of Texas, and any action or proceeding in respect to this Consulting Agreement shall be initiated in Dallas County, Texas which shall have exclusive jurisdiction in connection with any such action or proceeding. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

Mr. William S. Daugherty
March 2, 1999
Page 3


         Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                                     Very truly yours,

                                                     /s/ Howard C. Jenkins
                                                     -------------------------
                                                     Howard C. Jenkins

Accepted and Agreed to as of the
4th day of March, 1999

DAUGHERTY RESOURCES, INC.

By  /s/ William S. Daugherty
   ------------------------------
    William S. Daugherty,
    President and CEO

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Registrant's latest annual report.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's latest annual report.

         (c) The description of the class of securities to be registered by this Registration Statement, which are registered under Section 12 of the Securities Act of 1934, and which were more fully described in the Memorandum and Articles of the Registrant is 10,000,000 shares of common stock, without par value per share.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Norman T. Reynolds, Esq., an attorney for the Registrant and the counsel who has rendered an opinion as to the legality of the shares of the Registrant's common stock to be offered by this Registration Statement, owns 7,170 shares of such stock which are being registered pursuant to this Registration Statement. As of the date of this Registration Statement, such shares have a fair market value of approximately $14,770.00.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The directors and officers of the Registrant shall be indemnified by the Registrant against all costs, losses, expenses and liabilities incurred by any such director or officer in the course of the Registrant's business according to the Registrant's Articles of Association. In addition, all directors and officers are covered by a director's indemnification agreement.

         The foregoing discussion of the Registrant's Articles of Association is not intended to be exhaustive and is qualified in its entirety by such document.

ITEM 8. EXHIBITS. The exhibits listed in the following index are filed as part of this Registration Statement. The exhibits indicated by an asterisk (*) are incorporated by reference.

         EXHIBIT
         NUMBER
         DESCRIPTION OF EXHIBIT
         ----------------------
          3(i)(a)*      Memorandum and Articles for Catalina Energy & Resources
                        Ltd., a British Columbia corporation, dated January 31,
                        1979, filed as an exhibit to Form 10 Registration
                        Statement filed May 25, 1984. File No. 0-12185.

          3(i)(b)*      Certificate for Catalina Energy & Resources Ltd., a
                        British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd., and further changing the authorized capital of the Registrant from 5,000,000 shares of common stock, without par value per share, to 20,000,000 shares of

         EXHIBIT
         NUMBER
         DESCRIPTION OF EXHIBIT
         ----------------------
                        common stock, without par value per share, filed as
                        an exhibit to Form 10 Registration Statement filed
                        May 25, 1984. File No. 0-12185.

          3(i)(c)*      Certificate of Change of Name for Alaska Apollo Gold
                        Mines Ltd., a British Columbia corporation, dated
                        October 14, 1992, changing the name of Alaska Apollo
                        Gold Mines Ltd. to Alaska Apollo Resources Inc., and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 6,000,000 shares of common stock, without par value per share. Exhibit
                        3(i)(c) to Form 10-K/A for the Registrant for the fiscal year ended December 31, 1993. File No. 0-12185.

          3(i)(d)*      Altered Memorandum of Alaska Apollo Resources Inc., a
                        British Columbia corporation, dated September 9, 1993, changing the authorized capital of the Registrant from 6,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share. Exhibit 3(i)(d) to Form 10-K/A for the Registrant for the fiscal year ended December 31, 1993.
                        File No. 0-12185.

          3(i)(e)*      Special Resolution of Alaska Apollo Resources Inc., a
                        British Columbia corporation, dated June 22, 1998, changing the name of Alaska Apollo Resources Inc. to Daugherty Resources, Inc., and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 50,000,000 shares of common stock, without par value per share, and authorizing the creation of 6,000,000 shares of preferred stock, without par value per share. Altered
                        Memorandum of Daugherty Resources, Inc., a British
                        Columbia corporation, dated June 24, 1998, changing the authorized common stock of the Registrant from 50,000,000 shares of common stock, without par value per share, to 10,000,000 shares of common stock, without par value per share. Special Resolution of Alaska Apollo
                        Resources Inc., a British Columbia corporation, dated
                        June 22, 1998, consolidating the authorized preferred shares of 6,000,000 shares to 1,200,000 shares. Altered
                        Memorandum of Daugherty Resources, Inc., a British
                        Columbia corporation, dated June 25, 1998, changing the authorized preferred stock of the Registrant from 6,000,000 shares of preferred stock, without par value per share, to 1,200,000 shares of preferred stock, without par value per share. Filed as an exhibit to Form
                        8-K, for the Company for reporting an event on June 29, 1998. (File No. 0-12185).

             4*         See Exhibits Nos. 3(i)(a), (b), (c), (d), and (e).

              5         Opinion of Norman T. Reynolds, Esq.

             24         Powers of Attorney.



ITEM 9. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on August 5, 1999.


                                          DAUGHERTY RESOURCES, INC.



                                          By /s/  William S. Daugherty
                                            -----------------------------------
                                             William S. Daugherty, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                   TITLE                                DATE
       ---------                                   -----                                ----

/s/  William S. Daugherty                Chairman of the Board and                 August 5, 1999
------------------------------                   President
  William S. Daugherty



/s/  Charles L. Cotterell*                       Director                          August 5, 1999
------------------------------
   Charles L. Cotterell



/s/  James K. Klyman*                            Director                          August 5, 1999
------------------------------
   James K. Klyman



*By  /s/ William S. Daugherty                                                      August 5, 1999
   ---------------------------
     William S. Daugherty,
     Attorney-in-Fact